Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2016 relating to the consolidated financial statements and consolidated financial statement schedule of Potash Corporation of Saskatchewan Inc. and the effectiveness of Potash Corporation of Saskatchewan Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Potash Corporation of Saskatchewan Inc. for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Professional Accountants

Saskatoon, Canada

May 11, 2016